Exhibit 10.23

CERTAIN INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***],
HAS BEEN OMITTED BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE
THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

MANUFACTURING SERVICES AGREEMENT

THIS MANUFACTURING SERVICES AGREEMENT (this “Agreement”) is made on October 3, 2024 (the “Effective Date”), by and between Lifeward, Inc., a Delaware corporation having a principal place of business at 200 Donald Lynch Blvd., Marlborough, MA 01752 (“Customer”), and Cirtronics Corporation, a New Hampshire corporation having a place of business at 528 Route 13 South, Milford, NH 03055 (“Cirtronics”).  Customer and Cirtronics are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

1.          TERM AND SCOPE

1.1          Term. The initial term of this Agreement shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date unless sooner terminated by mutual agreement of the Parties or in accordance with this Agreement (the “Initial Term”).  The term of this Agreement shall automatically renew for successive periods of one (1) year each (each, a “ Renewal Term”) unless a Party notifies the other Party of non-renewal at least one year prior the expiration of the Initial Term or then-current Renewal Term.  The Initial Term and all of the Renewal Terms, if any, are referred to as the “Term.”

1.2          Scope. This Agreement covers Cirtronics making for Customer, and Customer purchasing from Cirtronics, such quantity of Products (as defined in Section 2.1(a)) as Customer may order from Cirtronics from time to time during the Term.

1.3          Business Day. The term “business day” as used in this Agreement shall mean each day other than Saturday, Sunday, a day on which commercial banks in Boston, Massachusetts are permitted or required to be closed and any other scheduled holiday of either of the Parties.  If any time period set forth in this Agreement expires upon a day that is not a business day, such period shall be extended to and through the next succeeding day that is a business day.

2.          PRICING

2.1          Pricing.

(a)          Pricing.  During the Term, Customer shall have the right to purchase from Cirtronics the products specified on Exhibit A and/or a Product Quotation generated by Cirtronics and accepted by Customer (“Products”) at the prices or price models set forth in Exhibit A and/or a Product Quotation accepted by Customer (“Prices”).  Prices are in U.S. Dollars and are based on (i) the configuration set forth in Customer’s specifications provided to Cirtronics and referenced in Cirtronics’ Product Quotation or other document signed by the Parties setting forth specifications, which specifications shall have the content set forth in Section 12.4 (“Specifications”) and (ii) the projected volumes of Products to be sold to Customer, minimum run rates, and other pricing assumptions (“Assumptions”) set forth in Exhibit A and/or Cirtronics’ Product Quotation accepted by Customer.

(b)          New Products Pricing. The Parties agree to use the following methodology to add new Products to this Agreement.  Cirtronics shall issue a product quotation to Customer listing the Product and the proposed pricing or pricing model for such new Product (“Product Quotation”).  If Customer desires to accept the Product Quotation, it may do so by providing Cirtronics with written acceptance of the Product Quotation (by electronic mail or facsimile) or issuing a purchase order (an “Order”) for the new Product and Pricing as specified in the Product Quotation.  All Product Quotations accepted by Customer in writing (including by issuing an Order that references the Product Quotation) are a part of this Agreement as if set out herein in its entirety.

2.2          Exclusions from Price.

(a)          Prices do not include freight, export, and/or import licensing of the Product, or payment of broker’s fees, duties, tariffs, or other similar charges.  All such charges and documentation shall be the sole responsibility of Customer.

(b)          Prices do not include taxes or charges imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add,” or use of the Product which Cirtronics is obligated to pay or collect.  All such taxes shall be the sole responsibility of Customer.

(c)          Prices do not include the cost of compliance with any environmental legislation that relates to the return of end of life Product from Customer to Cirtronics for disposal.  If Cirtronics is required to comply with such environmental legislation, Customer will compensate Cirtronics for all reasonable costs incurred in connection with such compliance, chargeable on a monthly basis.

(d)          Prices do not include setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”), which shall be separately stated and invoiced to Customer.  The total NRE Charges for the AlterG Product (as defined in Section 4.4(a)) are not to exceed [***].

(e)          Prices do not include expedited fees or premiums charged by suppliers of material resulting from Customer’s schedule changes as permitted herein.  Such charges will be separately stated and invoiced to Customer

2.3          Other Price Adjustments.

(a)          Pricing Assumptions. Customer acknowledges that the Prices set forth in a Product Quotation accepted by Customer are based on the Assumptions set forth in the Product Quotation accepted by Customer.  If one or more of the Assumptions proves to be incorrect and Cirtronics experiences a decrease or increase in cost as a result, Cirtronics has the right to re-quote the Prices of the affected Products by submitting a Product Quotation with revised Prices and/or pricing model to Customer.  The Price for all Orders for the affected Product submitted prior to Cirtronics submitting a Product Quotation with the re-quoted Prices shall not change, but the Price for any Orders submitted by Customer after receipt of an updated Product Quotation with the re-quoted Prices shall be at the re-quoted Prices.

(b)          Material Pricing.  Subject to compliance with Section 4.4(b), the Price for a given unit of the Product will reflect a passthrough of the actual cost of all Materials (as defined in Section 4.4(b)) within the bill of materials (“BOM”) for such Product using a first in first out accounting method regardless of whether the actual cost of Materials within the BOM is higher than or less than the Target BOM Cost (as defined in Section 4.4(b)) for such Product.  In accounting for use of Materials, Cirtronics shall treat Customer-Furnished Items that Customer currently has in its own inventory and actually transfers to Cirtronics for use in assembling AlterG Products as being used before using corresponding Materials sourced by Cirtronics, whether or not such Customer-Furnished Items are actually used in assembling the AlterG Products before Materials sourced by Cirtronics are used in assembling the AlterG Products.

(c)          Labor Pricing.  Cirtronics may adjust the labor rate for Prices that are calculated using an agreed pricing model (such as the pricing model for the Products set forth on Exhibit A) once per calendar year by giving Customer at least sixty (60) days prior written notice of the new labor rate; provided that no such adjustment shall exceed the rate of change in the Producer Price Index: Medical Equipment and Supplies Manufacturing (U.S. Bureau of Labor Statistics, Producer Price Index by Industry: Medical Equipment and Supplies Manufacturing [PCU33913391], retrieved from FRED, Federal Reserve Bank of St. Louis; https://fred.stlouisfed.org/series/PCU33913391) during the most recent twelve month period for which data is available as of the date of such notice.

(d)          Customer shall be entitled to a price adjustment resulting from cost savings in accordance with Section 7.3.

2.4          Product Ordering.  Product ordering shall be in accordance with the schedule or method of releases by Orders set forth in Section 4.

3.          INVOICING AND PAYMENT TERMS

(a)          Cirtronics shall invoice Customer for Products upon delivery of Products in accordance with Section 5.1.  In addition, Cirtronics may invoice (i) Customer for fifty percent (50%) of the cost of Materials in the nature of treadmills, steel, shorts and bags (or any other items that require advance payment to suppliers) for the AlterG Product at the time of Cirtronics ordering such Materials from the relevant supplier(s) and (ii) fifty percent (50%) upon such Materials being shipped to Cirtronics.

(b)          Payment of undisputed amounts is due within [***] of the date of Cirtronics’ invoice, except that Customer shall pay invoices issued under clause (i) of Section 3(a) within [***] after the date of each such invoice. Cirtronics has the right to charge Customer interest at the rate of [***]% per month on undisputed amounts from the due date to the date of payment in full in good funds.  Payment shall be made in U.S. Dollars.

4.          PURCHASE ORDERS

4.1          Purchase Orders.

(a)          Customer will issue to Cirtronics specific Orders for Product covered by this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) a description of the Product by model number including revision; (ii) the quantity of the Product; (iii) the desired shipment date; (iv) the destination location to which the Product is to be delivered; and (v) transportation instructions.  Each Order shall provide an order number for billing purposes.

(b)          Cirtronics has the right to accept or reject the Order within five (5) business days of receiving the Order; provided that:

(i)          if Cirtronics does not accept or reject the Order within such five (5) business day period, the Order shall be deemed accepted by Cirtronics; provided there is documentation evidencing Cirtronics’ actual receipt of the Order from Customer; and

(ii)          Cirtronics may reject an Order only if the Order does not comply with the requirements of this Agreement or the associated Product Quotation such as a lead time that is less than that permitted by Section 4.1(c).

(c)          Lead times from date of receipt of an Order until the delivery date for the quantity of Product set forth in such Order will be as set forth in applicable Product Quotation or if not so set, then [***] after the business day on which Cirtronics receives the Order.

4.2          Forecasting.  The Parties currently intend to use annual blanket Orders issued by Customer as the means to forecast unit deliveries during each applicable annual period.  If Customer determines that it will need, for such annual period, additional units of a Product beyond the quantity set forth in any such blanket Order, Customer will notify Cirtronics of such fact, and the Parties shall collaborate on the most cost-effective way for Cirtronics to deliver the additional units within the required time period.  Based on that collaboration, Customer will issue a new Order to Cirtronics for such additional units.

4.3          Reschedule.

(a)          Customer may reschedule the date of all or part of any scheduled shipment specified in any accepted Order [***] per calendar quarter for a period not to exceed [***] in accordance with the table below; provided, that the aggregate sales dollars for all Orders issued within the time periods set forth below do not fall below the aggregate sales dollar percentages specified therein. Any Excess Material (as defined in Section 4.4(d)) and/or Obsolete Material (as defined in Section 4.4(d)) resulting from such reductions in schedule shall be disposed of in accordance with this Agreement.  For example, if Customer reschedules a shipment date more than [***] but less than [***]prior to a scheduled shipment date, Customer may reduce the shipment by up to [***] of the Order.

Calendar Days Before Scheduled P.O. Shipment Date	Sales Dollars Percentage Change Allowance
0 – 30	[***]
31 – 45	[***]
46 – 90	[***]
> 90	[***]

(b)          Cirtronics shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the original delivery date specified in the Order accepted by Cirtronics.  Should there be any increased costs, including but not limited to, expedited fees or premiums charged by suppliers of material or labor expedite costs incurred by Cirtronics to reduce the manufacturing cycle time of the Product, Customer shall be responsible for such charges subject to Customer’s prior approval to incur such charges, such approval to be deemed granted if Customer does not object to such charges within three (3) business days of receipt of written notice thereof from Cirtronics (which notice may be by email).

4.4          Target BOM Cost; Materials Purchasing; Minimum Buys; Excess and Obsolete Inventory.

(a)          Target BOM Cost.  Exhibit A sets forth for Customer’s AlterG Product (the “AlterG Product”) the target cost for the BOM for a single unit of the AlterG Product as of the Effective Date (the “AlterG Target BOM Cost”).  Each Product Quotation for a new Product shall also set forth a target cost for the BOM for a single unit of such Product as of the date of such Product Quotation (with each such target BOM cost and the AlterG Target BOM Cost being a “Target BOM Cost”).  The Parties shall review the Target BOM Cost for each Product on an at least an annual basis, including comparing each such Target BOM Cost to the actual BOM cost, and based on such review, Customer may set a new Target BOM Cost for the following twelve (12) months or on a Order-by-Order basis.

(b)          Materials Purchasing. The Parties shall collaborate on the sourcing of all materials needed to assemble a given Product (“Materials”) so as to keep the Target BOM Cost and actual BOM cost for such Product as low as possible while maintaining quality, adequate inventory (both for manufacturing and for safety stock), warranty terms approved by Customer and key performance metrics such as on-time delivery and minimal defects.  If such sourcing activities will result in actual BOM costs for a Product being [***] or less than the Target BOM Cost for such Product while also providing for inventory levels of Materials approved by Customer and the approved warranty, then Cirtronics may source all Materials for such Product as needed to maintain the agreed inventory levels without further input from Customer.  However, if such sourcing activities will result in (1) actual BOM costs for a Product being more than [***] of the Target BOM Cost for such Product, (2) inventory levels for one or more of the Materials being materially above or below the levels approved by Customer or (3) a warranty that is worse for Customer as compared to the approved warranty terms, then Cirtronics must first notify Customer of this fact and obtain Customer’s approval before sourcing the Materials that do not meet the requirements set forth in this Section 4.4(b).

(c)          Minimum Buys.  Customer acknowledges that certain suppliers may require Cirtronics to place orders for specified minimum quantities of Materials (“Minimum Buys”), and Customer agrees to be liable for all Minimum Buys that it approves under Section 4.4(b).  Any such Minimum Buy that becomes Excess Material and/or Obsolete Material shall be treated in accordance with Section 4.4(d).

(d)          Excess and Obsolete Material Inventory. No more than two times per year, Cirtronics shall advise Customer in writing of what it believes to be Excess Material or Obsolete Material in its inventory and the “Delivered Cost” (defined as Cirtronics actual cost of the material plus [***] markup on said costs for handling) of such material (the “E&O List”).  Within [***] after receiving Cirtronics E&O List, Customer shall: (i) advise Cirtronics of any Materials on the E&O List that it reasonably believes is not Excess Material or Obsolete Material, and the reasons therefor, and (ii) shall issue to Cirtronics a purchase order for (1) all undisputed Obsolete Material and (2) all undisputed Excess Material wherein Cirtronics has elected to sell back such Excess Material to Customer.  For the undisputed Excess Material that Cirtronics has not sold back to Customer, Cirtronics has the right to impose an inventory carrying charge of [***] per annum on the Delivered Cost of such Excess Material. Cirtronics shall invoice Customer no later than thirty (30) days from receipt of Customer’s purchase order for the Obsolete Material and Excess Material, and Customer shall pay Cirtronics its Delivered Cost for such undisputed Excess Material and Obsolete Material within the payment term specified in Section 3.  Cirtronics and Customer shall work in good faith to reach agreement, within twenty (20) business days after Cirtronics delivers an E&O List, regarding disputed Excess Material and Obsolete Material on such E&O List in accordance with the Escalation Process under Section 17.5(a). The term “Obsolete Material” shall mean the inventory of Materials for which there is no demand as a result of an ECO (as defined in Section 7.1(b)).  The term “Excess Material” shall mean the inventory of Materials that exceeds the amount of Materials required to meet Customer’s firm orders based upon Customer’s Orders plus Customer’s blanket orders; provided that (1) Materials purchased by Cirtronics in excess of Customer-approved inventory levels without Customer’s specific approval shall not be considered Excess Material and (2) inventory of Materials subject to minimum order quantities that are substantially in excess of that needed to satisfy Customer’s Orders plus Customer’s blanket orders may also be considered Excess Material.

5.          DELIVERY AND ACCEPTANCE

5.1          Delivery.  All Product deliveries shall be Ex Works (INCOTERMS 2020) Cirtronics’ facility of manufacture in New Hampshire (the “Facility”).  Title to and risk of loss or damage to the Product shall pass to Customer upon the earlier of Cirtronics’ tender of the Product to Customer’s designated carrier or storage of the Product at the Facility as Customer-owned inventory.  Cirtronics shall mark, pack, package, and crate Products in accordance with Customer’s Specifications. Customer shall be responsible for securing all export and/or import licenses and documentation, as required by applicable law, to export and/or import the Products.  Upon Cirtronics request and if Cirtronics has agreed to arrange for shipment of Product notwithstanding ExW delivery at the Facility, Customer shall provide Cirtronics with the necessary export and/or import licenses prior to Cirtronics’ shipment of any Products under this Agreement.

5.2          Acceptance.  Customer shall have the right to inspect deliveries of Products to identify non-conformities with the requirements of this Agreement.  Acceptance or rejection of the Product shall occur no later than [***] after actual receipt of Product by Customer’s end-user customer and shall be based solely on whether the Product passes an acceptance test procedure or inspection, which shall be mutually agreed upon by Customer and Cirtronics and designed to demonstrate compliance with the Specifications.  Products shall be deemed accepted if Customer does not deliver written notice of rejection within the applicable period set forth above.  Unless the Product is timely rejected by Customer, all Product returns shall be handled in accordance with Section 8 (Warranty).  Prior to returning any rejected Product, Customer shall obtain a return material authorization (“RMA”) number from Cirtronics, which Cirtronics shall issue so long as Customer specifies the reason(s) for such rejection when requesting such RMA.  Customer shall return such Product in accordance with reasonable Cirtronics’ instructions.  In the event a Product is rejected, Cirtronics shall have a reasonable opportunity to cure any defect which led to such rejection.   Customer shall pay all charges, plus a minimum handling charge of [***], for invalid or “no defect found” rejections.

6.          ENVIRONMENTAL MATTERS

Because Customer may desire to achieve compliance with laws governing environmental compliance, including but not limited to European Union Directive 2002/95/9EC on the Restriction on the use of certain Hazardous Substances in electrical and electronics equipment and Directive 2002/96/EC on Waste Electrical and Electronic Equipment (“WEEE”) (collectively, “Directives”), all of which limit the importation of certain dangerous substances, Customer shall ensure that all Product designs, bills of materials, and approved vendor lists specify that all material and materials incorporated into Products that need be, or that Customer desires to be, compliant with any environmental law(s), including the Directives (“Environmentally Compliant”), and the packaging and labeling of such Environmentally Compliant Products, meet the requirements of the applicable environmental law(s).  Absent written agreement of the Parties, Cirtronics assumes no obligation to create, gather, or maintain documentation or other data demonstrating or purporting to demonstrate that Materials or Products, or the packing and labeling of Materials or Products, meet the requirements of any applicable environmental laws, including the Directives, and any implementing legislation.  However, at Customer’s written request, Cirtronics will certify in writing that its manufacturing processes comply with any such applicable environmental laws (including Conflict Minerals) to the extent such compliance is required under this Agreement.  For any Products subject to the WEEE Directive, as amended, and including any applicable implementing legislation, Customer agrees to create, obtain, and/or utilize such recycling mechanisms as required by WEEE which provide for the collection of waste electrical and electronic equipment.  No adjustments in pricing shall be allowed for Customer’s agreement to undertake this responsibility in compliance with WEEE.

7.          CHANGES

7.1          General.  Customer may upon sufficient written notice to Cirtronics request or make changes within the general scope of this Agreement. Any such changes shall entitle Cirtronics to an equitable adjustment in the contract price, delivery schedule, or other associated items.  Such changes may include, but are not limited to, changes in (a) Specifications, (b) methods of packaging and shipment, (c) quantities of Product to be furnished, (d) delivery date, or (e) Customer-Furnished Items (as defined in Section 9.1).

(a)          Non-ECO Changes. For requested changes in delivery dates or quantities of Products, Customer shall issue a revised Order to Cirtronics which shall account for any increased costs for such change, and Cirtronics shall accept or reject such revised Order in accordance with Section 4.1(b).

(b)          ECO Changes. All requested changes other than changes in delivery date or quantity of Products to be furnished shall be made by Customer via an engineering change order (“ECO”).  If any proposed ECO causes either an increase or decrease in Cirtronics’ cost or the time required to implement the ECO, the Parties shall mutually agree in writing upon the costs, impact on delivery dates on open Orders, and any other item that may be impacted by the ECO prior to Cirtronics’ implementation of such ECO.  For clarity and unless otherwise agreed by the Parties in connection with implementing a ECO, the Specifications for a given unit of Product shall be the Specifications in effect at the time of completion of manufacturing of such unit even if an ECO is under discussion between the Parties at such time.

7.2          Impact on Excess Material and Obsolete Material.  Upon Customer’s written request, Cirtronics will notify Customer of any Materials and work in process in Cirtronics’ inventory that has or will become Excess Material or Obsolete Material as a result of any changes requested by Customer.

7.3          Cost Reductions. The Parties agree that competitive pressures necessitate a program of continuous improvement.  Each Party shall cooperate in good faith to implement Product cost reductions involving new technologies, Materials cost reduction, productivity, quality and reliability improvements, and manufacturing processes (including cycle time and assembly costs).

8.          REPRESENTATIONS AND WARRANTIES

8.1          Mutual Representations and Warranties.  Each Party hereby represents and warrants to the other Party that: (a) it has the full power, right, and authority to execute and deliver this Agreement; (b) the individual executing this Agreement is authorized to execute this Agreement; (c) this Agreement is legal and valid and the obligations binding upon such Party are enforceable by their terms; and (d) the execution, delivery, and performance of this Agreement does not conflict with any agreement, instrument, or understanding, oral or written, to which such Party may be bound, nor violate any law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it.

8.2          Customer’s Representations and Warranties. Customer represents and warrants to Cirtronics that it owns or has the right to use all Customer-Furnished Items.

8.3          Cirtronics’ Representations and Warranties.

(a)          Cirtronics’ represents and warrants to Customer that neither Cirtronics nor to Cirtronics’ knowledge any Person (as defined in Section 14.1(b)) employed or used by Cirtronics has been debarred under §306(a) or §306(b) of the Federal Food, Drug and Cosmetic Act (codified at 21 USC §335(a) and (b)) and that no debarred Person will in the future be knowingly employed or used by Cirtronics to perform any activities in connection with this Agreement.

(b)          Cirtronics warrants that at the time of delivery of a given unit of the Product: (i) Customer shall obtain good title to such unit of the Product, free and clear of any liens, claims or encumbrances arising from the acts or omissions of Cirtronics or any of its affiliates; and (ii) such unit will be free of defects in workmanship until the earlier of (1) twelve (12) months after Customer’s end-user customer accepts such unit or (2) fifteen (15) months after delivery to Customer in accordance with Section 5.1.  For the purpose of this Section, “workmanship” shall mean to manufacture in accordance with the Specifications, or if the Specifications are silent with respect to workmanship standards, then workmanship shall mean to manufacture under a quality management system that complies with 21 CFR Part 820 and ISO 13485 and to the extent not inconsistent with the foregoing standards, in accordance with IPC-A-610, Class 2.  Cirtronics shall, at Cirtronics’ expense but at Customer’s option and as its sole remedy (other than indemnification under this Agreement), repair, replace or issue a credit for Product found defective during the warranty period for such Product.  In addition, Cirtronics will obtain warranties from all suppliers of Materials that meet Customer’s then-current warranty requirements (or obtain Customer’s consent for variance from requirements) and will manage the warranty process for any defective Materials, but will not independently warrant any third party Materials.

8.4          RMA Procedure.  In repairing Products or any part thereof, Cirtronics will follow 21 CFR Part 820 and ISO 13485 and to the extent not inconsistent with the foregoing standards, IPC 7711 and 7721 repair standards.  An RMA number must be obtained by Customer from Cirtronics prior to return shipment; provided that Cirtronics shall issue a RMA so long as Customer specifies the defect when requesting such RMA.  All returns shall be processed in accordance with Cirtronics’ RMA procedure.  Customer shall pay all charges, plus a minimum handling charge of $100, for invalid or “no defect found” returns. Any repaired or replaced Product shall be warranted as set forth in this Section 8 (Warranty) for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) sixty (60) days after it is received by Customer or its customer if shipped directly from Cirtronics to such customer.

8.5          Exclusions from Warranty.  The warranty set forth in Section 8.3(b) does not include Products that have defects or failures resulting from: (a) Customer’s design of the Product; (b) accident, disaster (including lightning or excessive voltage), neglect, abuse, misuse, improper handling (including improper handling in accordance with static sensitive electronic device handling requirements), testing, storage, installation, or maintenance after the applicable unit of Product was delivered to Customer; (c) alterations, modifications or repairs by customers of Customer or alterations and modifications made by Customer; or (d) Environmentally Compliant material or Environmentally Compliant manufacturing processes, including, but not limited to, solder joint failures and other malfunctions caused by lead-free or hybrid soldering processes, new board finishes, new solder alloys or chemistries for which the industry has limited experience, or equipment malfunction resulting from whiskers or other similar phenomena.  Customer bears all design and environmental compliance responsibility for the Product. Customer acknowledges that new Environmentally Compliant manufacturing processes may result in unforeseen quality or other issues.  Without in any manner limiting the scope of this Section 8.5, Cirtronics shall utilize best practices and industry standards in providing workmanship and shall cooperate with Customer and suppliers to resolve or minimize such issues.  However, Cirtronics shall not be liable for any increased costs or other liabilities resulting from the same.

8.6          THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS SECTION 8 ARE THE ONLY REPRESENTATIONS AND WARRANTIES MADE BY EITHER PARTY.  EACH PARTY MAKES NO OTHER WARRANTY, EITHER EXPRESS OR IMPLIED.  ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE, AND ALL IMPLIED WARRANTIES OF TITLE FOR ANY CONSIGNED OR CUSTOMER SUPPLIED MATERIALS ARE EXPRESSLY DISCLAIMED AND EXCLUDED HEREFROM.  CIRTRONICS FURTHER MAKES NO WARRANTY THAT THE PRODUCTS WILL MEET ANY SPECIFICATIONS NOT MADE KNOWN TO AND/OR EXPRESSLY AGREED TO BY CIRTRONICS.

8.7          Remedy. THE SOLE REMEDY UNDER THIS WARRANTY SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTIVE PRODUCTS AS STATED ABOVE IN SECTION 8.1 AND

9.          CUSTOMER FURNISHED EQUIPMENT, MATERIALS AND DOCUMENTATION; SUBCONTRACTORS

9.1          Customer-Furnished Items.  Customer shall provide Cirtronics with the software, firmware, equipment, tooling, documentation and other items set forth in the Product Quotation accepted by Customer and/or in a writing signed by the Parties that are identified as needed to test or troubleshoot Products (collectively the “Customer-Furnished Items”).  Customer-Furnished Items shall be fit for their intended purposes and shall be delivered to Cirtronics in a timely manner. Documentation provided by Customer to Cirtronics, including but not limited to, Specifications, shall be current and complete.  Customer shall be responsible for schedule delay, or costs associated with the incompleteness, late delivery, non-delivery of, or defects in any of, Customer-Furnished Items.

9.2          Care of Customer-Furnished Items.  All Customer-Furnished Items shall remain the property of Customer.  Cirtronics shall clearly identify all Customer-Furnished Items by a tag, where appropriate, shall utilize such Customer-Furnished Items solely in connection with the manufacture of Customer’s Product and shall not suffer to exist any lien, claim or encumbrance upon Customer-Furnished Items that arises due to any act or omission of Cirtronics or any of its affiliates.  Cirtronics shall not make or allow modifications to be made to Customer-Furnished Items without Customer’s prior written consent. Cirtronics shall be responsible for reasonable diligence and care in the use and protection of any Customer-Furnished Items and routine maintenance and repairs of any Customer-furnished equipment, but shall not be responsible for major repairs or replacements (including service warranties and third party calibration to the equipment) or repair or replacement of failed Customer-Furnished Items unless such failure was caused by Cirtronics’ negligence.  If any Customer-Furnished Items are defective, Cirtronics has the right to return such defective items to Customer at Customer’s sole expense.  Upon Customer’s written request, Cirtronics shall return to Customer all Customer-Furnished Items at Customer’s sole expense.  Notwithstanding anything to the contrary herein, including but not limited to Section 8 (Warranty), upon Cirtronics’ return of Customer-Furnished Items to Customer, (a) Cirtronics shall have no obligation, without any liability to Customer or any third party, to repair, replace, or refund any (in-warranty or out-of-warranty) Product sold to Customer prior to the return of Customer-Furnished Items where such repair or replacement of the Product requires use of Customer-Furnished Item, and (b) any Products sold by Cirtronics to Customer after the return of Customer-Furnished Items shall be on an “as is” basis if the approved manufacturing, quality control or quality assurance process requires use of the returned Customer-Furnished Item.

9.3          Subcontractors.  Cirtronics reserves the right to qualify all Customer-directed subcontractors to ensure compliance with Cirtronics’ minimum quality and creditworthiness standards.

9.4          Material Sold by Customer to Cirtronics.  Please refer to Cirtronics document C39. Customer may sell material to Cirtronics from time to time at a quantity and price to be mutually agreed upon by the parties.  If there is a defect in any such material, Cirtronics has the right to return such material to Customer, at Customer’s sole expense, for a full refund of the purchase price paid by Cirtronics for such material.

10.          INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1          Indemnification Against Personal Injury, Death or Property Damage.

(a)          Cirtronics’ Indemnification.  Cirtronics shall indemnify, defend, and hold harmless Customer and Customer’s affiliates, stockholders, members, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”) from and against all demands, claims, actions, causes of action, proceedings and suits asserted or brought by any third party other than an affiliate of Customer (each, a “Claim”) and all damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including reasonable fees and disbursements of counsel) of every kind incurred in respect Claims to the extent arising from: (i) the negligence, recklessness or willful misconduct of any of the Cirtronics-Indemnified Parties (as defined in Section 10.1(b)); (ii) any of the Cirtronics-Indemnified Parties’ failure to comply with applicable laws; or (iii) the breach of any representation, warranty, covenant or agreement of Cirtronics set forth in this Agreement.

(b)          Customer’s Indemnification.  Customer shall indemnify, defend, and hold harmless Cirtronics and Cirtronics’ affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Cirtronics-Indemnified Parties”) from all Claims (other than demands, claims, actions, causes of action, proceedings and suits asserted or brought by any affiliate of Customer) and Losses to the extent arising from: (i) the negligence, recklessness or willful misconduct of any of the Customer-Indemnified Parties; (ii) any of the Customer-Indemnified Parties failure to comply with applicable laws including export and import laws; (iii) the breach of any representation, warranty, covenant or agreement of Customer set forth in this Agreement; and (iv) personal injury, bodily injury (including death) or property damage alleged to have been caused by the Products, except to the extent that such injury or damage was the result of the Products not satisfying the warranties set forth in clause (ii) of Section 8.3(b).

10.2          Proprietary Rights.

(a)          By Cirtronics.  Cirtronics shall indemnify, defend and hold harmless the Customer-Indemnified Parties from Claims and Losses arising from or relating to any infringement or misappropriation of any trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with Cirtronics’ manufacturing processes.  If use of the Product is enjoined based on a Claim of infringement directly and solely due to Cirtronics’ manufacturing process, Cirtronics will, at its sole expense and option, (i) procure the right for Customer-Indemnified Parties and the end-users of the Products to continue using the Products or (ii) refund to Customer a pro-rata amount for any payments made by Customer for the affected Product.  The foregoing states Cirtronics’ sole liability and Customer’s exclusive remedy for such Claims described in this Section 10.2(a).

(b)          Customer.  Customer shall indemnify, defend, and hold harmless the Cirtronics-Indemnified Parties from and against all Claims arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products (except to the extent that such infringement exists as a result directly and solely from Cirtronics’ manufacturing processes) and/or Customer-Furnished Items.  In addition, Cirtronics has the right to suspend its performance under this Agreement, without any liability to Customer or any third party, unless Customer provides Cirtronics with adequate assurance (e.g. bond) with respect to potential future liability of Claims covered by this Section 10.2(b) with the adequacy of such assurance being determined solely by Cirtronics in its reasonable discretion.

10.3          Procedure. A Person entitled to indemnification pursuant to this Section 10 (each, an “Indemnitee”) shall promptly notify the Party from whom it seeks indemnification under this Section 10 (the “Indemnitor”) in writing of any Claims for which its seeks indemnification under this Section 10; provided that the failure to give such prompt notice shall relieve the Indemnitor of its obligations under this Section 10 only to the extent of the prejudice suffered by the Indemnitor as a result of such failure.  Promptly after receipt of such notice, the Indemnitor shall assume and control the investigation, defense and settlement of such Claim with counsel reasonably satisfactory to the Indemnitee, and the Indemnitee shall reasonably cooperate with the Indemnitor’s investigation, defense and settlement of such Claim. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the investigation, defense and settlement of such Claim with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense of such Claim for the account and at the expense of the Indemnitor; provided that the Indemnitor shall not be liable for any settlement entered into by Indemnitee without the prior written consent of the Indemnitor, such consent not to be unreasonable withheld, delayed or conditioned. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim or consent to the entry of any judgment except with the prior written consent of the Indemnitee, such consent not to be unreasonable withheld, delayed or conditioned

10.4          Limitations of Liability.

(a)          TO THE FULLEST EXTENT ALLOWED BY LAW BUT SUBJECT TO SECTION 10.4(c), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)          SUBJECT TO SECTION 10.4(c), IN NO EVENT SHALL CIRTRONICS’ LIABILITY FOR BREACH OF SECTION 8.3(b) EXCEED THE PURCHASE PRICE FOR THE PRODUCTS FOR WHICH A CLAIM IS MADE.

(c)          This Section 10.4 does to apply to liability arising from gross negligence, recklessness, willful misconduct or breach of Section 14.2 or limit obligations under Sections 10.1, 10.1(a) or 10.3.

11.          TERMINATION

11.1          Termination for Material Breach.  Either Party may terminate this Agreement and/or an Order hereunder for default if the other Party materially breaches this Agreement; provided, however, that such termination shall not become until forty-five (45) days after the defaulting Party is notified in writing of the material breach and has failed to cure, or given adequate assurances of performance, within such forty-five (45) day period; provided that the cure period for payment defaults shall be ten (10) days after notice of non-payment is given.  The adequacy of proposed assurances shall be determined solely by the non-defaulting Party in its reasonable discretion.

11.2          Consequences of Termination.

(a)          Upon the termination of this Agreement and/or an Order by Cirtronics under Section 11.1, Cirtronics shall invoice Customer no later than thirty (30) days from the effective date of termination, and Customer shall pay Cirtronics within the payment term specified in Section 3, for the following termination charges: (i) the contract price for all finished Products existing at the time of termination; (ii) Cirtronics’ cost (including labor, materials, and a reasonable mark-up of [***] of the value of the work in process) for all work in process; (iii) Cirtronics’ Delivered Cost for all Materials, including but not limited to, Long Lead-Time Material ordered to meet Customer’s Orders; and/or (iv) any vendor cancellation and restocking charges, including but not limited to, Cirtronics’ cost for NCNR material on open order and on contract with suppliers where the material have not yet been shipped to Cirtronics.  Upon payment of such invoice(s), Cirtronics shall make all finished Products, work in process and Materials available at the Facility for pickup by Customer or its designated carrier.

(b)          Upon the termination of this Agreement and/or an Order by Customer under Section 11.1, Cirtronics shall invoice Customer no later than thirty (30) days from the effective date of termination for, and Customer shall pay such invoice within the payment term specified in Section 3, the contract price for all finished Products existing at the time of termination and at Customer’s option, one or more of the following: (i) Cirtronics’ cost (including labor, materials, and a reasonable mark-up of [***] of the value of the work in process) for all work in process; and (ii) Cirtronics’ Delivered Cost for all Materials, including but not limited to, Long Lead-Time Material ordered to meet Customer’s Orders.  Upon the termination of this Agreement and/or an Order by Customer under Section 11.1, Cirtronics shall make all finished Product available at the Facility for pickup by Customer or its designated carrier as well as any work in process and Materials that Customer elects to purchase under this Section 11.2(b).

(c)          Expiration or termination of this Agreement is without prejudice to rights accrued prior to such expiration or termination.  Sections 3, 5, 6, 8 (other than Sections 8.1, 8.2 and 8.3(a)), 10, 11.2, 12.7(b), 12.8, 12.9 and 13 through 17 shall survive the expiration or termination of this Agreement for any reason in accordance with their respective terms.

12.          QUALITY AND REGULATORY MATTERS

12.1          Permits, Registrations and Licenses.  Cirtronics shall obtain and maintain all permits, licenses and registrations from all governmental authorities necessary for it to manufacture and supply the Products to Customer including an FDA establishment license. Customer shall obtain and maintain all permits, licenses and registrations from all governmental authorities directly related to the Product.

12.2          Quality Agreement.  The Parties have entered into a Responsibility and Quality Agreement on the Effective Date (the “Quality Agreement”).  In the event of a conflict between this Agreement and the Quality Agreement with respect to quality-related activities outlined in this Agreement, the Quality Agreement shall control. In the event of a conflict between this Agreement and the Quality Agreement with respect to all other matters including allocation of risk, intellectual property rights, liability and financial responsibility, this Supply Agreement shall govern.

12.3          Specifications.  Product shall be manufactured by Cirtronics in accordance with the then-current Specifications. Neither Party shall make any change to the Specifications, to any Materials described therein, or to the Products (including, without limitation, changes in form, fit, function, design, appearance or place of manufacture of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 7.1 and Cirtronics’ ECO procedure.

12.4          Content of Specifications.  The Specifications shall include, but shall not be limited to: (a) detailed electrical, mechanical, performance and appearance specifications for each assembly of the Products; (b) the BOM; (c) tooling specifications, along with a detailed description of the operation thereof; (d) art work drawings; (e) specifications of Materials; (f) approved vendors list (“AVL”); and (g) packaging requirements.

12.5          Quality of Materials.  Cirtronics shall use in its production of Products such material of a type, quality, and grade specified by Customer to the extent Customer chooses to so specify in the Specifications and shall purchase Materials only from vendors appearing on Customer’s AVL.

12.6          Compliance with Law.  Cirtronics and Customer shall at all times conduct themselves and all activities performed under this Agreement in full compliance with applicable laws, as amended from time to time.

12.7          Inspections.

(a)          By Customer.  Upon reasonable advance written notice and during Cirtronics’ regular business hours, Customer may inspect the Products and Materials held by Cirtronics for Customer at Cirtronics’ facilities as well as observe the manufacturing of the Products, provided such inspection and observation does not unduly interfere with Cirtronics’ operations.  If the Person conducting the inspection or observation is not an employee of Customer, then such Person shall enter into a confidentiality agreement mutually agreed among Cirtronics, Customer and such Person, and the Persons conducting the inspection, whether or not employed by Customer, shall observe all security and handling measures of Cirtronics while on Cirtronics’ premises.  If the nature of the visit is a qualification or compliance inspection, Customer’s inspector will conduct a post-inspection debrief with Cirtronics and subsequently issue a written report with the inspector’s findings.  Cirtronics shall promptly develop and implement a plan to address any material weaknesses or non-compliances identified by the inspector.

(b)          By Governmental Authorities.  Cirtronics shall advise Customer no later than the next business day if an authorized agent of any governmental authority plans to visit the Facility, and/or makes an inquiry regarding the Products or its manufacture or regarding any part of the Facility that is used in making the Products.  Customer shall have the right to be present at any visit relating to Product and to review in advance and comment on any response to the communication or investigation submitted by Cirtronics.  Cirtronics shall cooperate fully with such governmental authority and with Customer in providing the information needed for any such communication.  Cirtronics shall provide to Customer copies of any Form 483 or equivalent document delivered by such governmental authority as a result of such visit unless the Form 483’s findings are unrelated to the Facility or the Products.  If an authorized agent of any governmental authority visits the Facility in connection with another product or another part of the Facility and such visit results in a finding or other action that could materially and adversely affect Cirtronics’ performance under this Agreement, then Cirtronics shall notify Customer as soon as practicable and shall provide Customer with information concerning Cirtronics’ response to such finding or action.

12.8          Record Keeping.  Cirtronics shall keep complete records and books covering the manufacture of Products, including details of procurement of Materials, quality control testing, all Specifications, ECO documentation, product complaint files and all other documents relating to this Agreement (including production records, storage records and all such other records required to demonstrate compliance with 21 CFR Part 820 and ISO 13485 in a secure facility during the Term and for ten (10) years thereafter (or such longer period of time as may be required by applicable law.  Cirtronics shall, permit Customer, at Customer’s expense upon reasonable advance written notice and during regular business hours, to have access to, and make copies of such books and records.

12.9          Product Complaints and Adverse Events.  Customer will be the designated party to receive Product complaints and adverse event reports.  If Cirtronics is the initial Person to receive the Product complaint or adverse event report, Cirtronics shall (a) if possible, refer the reporter to Customer and (b) whether or not the reporter was referred to Customer, notify Customer of the Product complaint or adverse event including all details provided by the reporter.  Cirtronics shall conduct product complaint investigations related to the manufacture of Products upon reasonable request from Customer and provide information reasonably available to Customer to close those investigations.  For the avoidance of doubt, Customer will have the ultimate decision-making and approval authority with respect to the handling of all complaints and specifying required corrective actions with respect to the Products.

13.          FORCE MAJEURE

13.1          Force Majeure Event.  For purposes of this Agreement, a “Force Majeure Event” shall mean the occurrence of unforeseen circumstances beyond a Party’s reasonable control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental author-ity, acts of God, flood, acts of terrorism, malicious damage, act or omission of the other Party, act of foreign enemy, explosion, fire, destruction of or damage to or restrictions as to the use of a property by or under any order of government, public or local authority, act of war, strike, boycott, embargo, shortage, riot, lockout, labor dispute, civil commo-tion, late delivery of Materials to Cirtronics from Materials purchased from sole-source suppliers designated by Customer on its AVL, Materials on Customer’s BOM that require special government approval or rating and such approval or rating is not provided to Cirtronics in a timely manner, Customer’s failure to timely qualify Materials requested by Cirtronics, worldwide market shortage of Materials, and end-of-life Materials for which quantities available to Cirtronics are insufficient to meet Customer’s Orders (as long as Cirtronics has carried out prudent purchasing practices and informed Customer in writing of such supply issues impacting Materials).

13.2          Notice of Force Majeure Event.  Neither Party shall be responsible for any failure to perform due to a Force Majeure Event; provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than five (5) days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof.

13.3          Termination of Force Majeure Event.  The Party claiming a Force Majeure Event shall use commercially reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measures to remove the Force Majeure Event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it.  Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use commercially reasonable efforts to resume normal performance of its obligations under the Agreement as soon as possible.

13.4          Limitations.  Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section 13 shall not excuse: (a) any obligation of either Party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (b) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such Party.

13.5          Termination for Convenience.  In the event a Party fails to perform any of its obligations as a result of a Force Majeure Event for a cumulative period of ninety (90) days or more from the date of such Party’s notification to the other Party, then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement by giving the affected Party written notice of termination, and Section 11.2(a) shall apply if Cirtronics is the terminating Party and Section 11.2(b) shall apply if Customer is the terminating Party.

14.          CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

14.1          Definitions.  For the purpose of this Agreement,

(a)          “Confidential Information” means information (in any form or media) disclosed by or behalf of one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) including information regarding a Party’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (including any information which may be obtained by a Party by reverse engineering, decompiling or examining any software or hardware provided by the other Party under this Agreement), programs and databases, unpublished designs and patent applications, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other information relating to such Party (whether constituting a trade secret or proprietary or otherwise); provided, however, that Confidential Information does not include information that (i) is known to the Receiving Party on a non-confidential basis prior to receipt from the Disclosing Party, which knowledge shall be evidenced by written records, (ii) is or becomes in the public domain through no breach of this Agreement by the Receiving Party or any of its Representatives (as defined in Section 14.1(c), (iii) is received  by the Receiving Party on a non-confidential basis from a third party without breach of any obligation of confidentiality, or (iv) is independently developed by the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party.  The Receiving Party’s obligations shall only extend to information that (1) is marked “Confidential”, (2) if disclosed orally or otherwise in non-documented form, is identified as confidential at the time of initial disclosure, and is designated as confidential in a writing provided to the Recipient within thirty (30) days of disclosure or (3) the reasonable person in the position of the Receiving Party at the time of receipt would understand to be Confidential Information.  Information disclosed by or on behalf of a Party under the  [***] (the “NDA”) is Confidential Information except to the extent that such information is within one of the exceptions set forth in clauses (i) through (iv) of this Section 14.1(a).

(b)          “Person” shall mean and include any individual, partner-ship, association, corporation, trust, unincor-porated organization, limited liability company or any other business entity or enterprise.

(c)          “Representative” shall mean a Party’s affiliates and such Party’s and its affiliates’ employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.

14.2          Nondisclosure and Non-Use Covenants.

(a)          In connection with this Agreement, the Disclosing Party may furnish to the Receiving Party or its Representatives certain Confidential Information.  During the Term and for [***] thereafter, the Receiving Party (a) shall maintain as confidential all Confidential Information, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than those Representatives of the Receiving Party whose duties justify the need to know such Confidential Information and then only after each Representative has agreed in writing to be bound by terms substantially similar to Sections 14.1 and 14.2 and (c) shall protect such Confidential Information from the unauthorized use or disclosure with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).

(b)          The disclosure of any Confidential Information is solely for the purpose of enabling each Party to perform its obligations, or exercise or enjoy rights, under this Agreement, and the Receiving Party shall not use any Confidential Information for any other purpose.

(c)          Except as otherwise set forth in this Agreement, all Confidential Information shall remain the property of the Disclosing Party and will be promptly returned by the Receiving Party upon receipt of written request therefor.

(d)          Each Party shall keep confidential the existence and terms of this Agreement including all pricing and payment terms, provided that a Party may confidentially disclose this Agreement and its terms to its Representatives and to potential and actual investors, lenders, acquirers, licensees, partners and contractors who have a need to know and who are bound by obligations of confidentiality, non-use, and non-disclosure consistent with those set forth in this Section 14.

(e)          If the Receiving Party or its Representative is requested or becomes legally compelled to disclose any of the Confidential Information to a third party, it will to the extent permitted by applicable law provide the Disclosing Party with prompt written notice.  The Receiving Party shall cooperate, at the Disclosing Party’s expense, with the Disclosing Party’s efforts to oppose the disclosure, but if a protective order or other remedy is not obtained by the Disclosing Party, then the Receiving Party may only disclose that part of the Confidential Information that, on advice of the Receiving Party’s counsel, is legally required to be furnished will be furnished, and use reasonable efforts, at the Disclosing Party’s expense, to obtain reliable assurances of confidentiality from the third party.

14.3          Non-Solicitation of Employees.  During the Term and for a period of one (1) year thereafter, neither Party shall directly or indirectly solicit or recruit for employment (or attempt to solicit or recruit for employment) any of the other Party’s employees.  The foregoing does not apply to job postings on a Party’s website, third party websites or other generally available job postings.

14.4          Injunctive Relief Authorized.  Any material breach of this Section 14 by a Party or its Representatives will cause irreparable injury, and the non-breaching Party shall be entitled to seek to equitable relief, including injunctive relief and specific performance, in the event of a breach.  The above will not be construed to limit the remedies available to a Party for breach of any of the obligations of Section 14.

15.          TRADEMARKS/LICENSES

15.1          License. Customer hereby grants to Cirtronics a non-exclusive, royalty free license (without the right to sublicense) to use Customer’s technology (including Customer-furnished software or firmware) to manufacture and sell the Products exclusively to Customer and to no other Person. Upon the termination or expiration of this Agreement, the licenses granted herein by Customer shall terminate, Cirtronics shall deliver to Customer all materials possessed by it relating to Customer’s technology, and Cirtronics shall cease all further use of Customer’s technology. No other rights or licenses are granted by Customer to Cirtronics relating to Customer’s technology, except as specifically stated in this Section 15.  Cirtronics hereby irrevocably and forever assigns to Customer all right, title and interest in and to any and all improvements, derivatives or changes to the Product made under this Agreement and all intellectual property and proprietary rights therein.

15.2          Trademarks.  No proprietary or other rights with respect to the trademarks, trade names or brand names of either Party are conferred either expressly or by implication, upon the other Party.  Cirtronics shall affix such trademarks and/or trade names of Customer on Product manufactured by Cirtronics for sale to Customer under this Agreement as set forth in the Specifications.  All such trademarks and/or trade names to be so affixed are recognized by Cirtronics to be the property of Customer and Cirtronics shall not sell or otherwise distribute or dispose of Product bearing such trademarks or trade names to any third party.

16.          INSURANCE

Cirtronics agrees to maintain during the term of this Agreement: (a) workers’ compensation insurance as prescribed by the law of the state in which Cirtronics’ services are performed; (b) employer’s liability insurance with limits of at least $500,000 per occurrence; (c) comprehensive automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 for bodily injury and property damage for each occurrence; (d) comprehensive general liability insurance, including blanket contractual liability and broad form property damage, with limits of at least $1,000,000 combined single limit for personal injury and property damage for each occurrence and $2,000,000 in the aggregate; (e) comprehensive general liability insurance endorsed to include products liability and completed operations coverage in the amount of $2,000,000 for each occurrence and $4,000,000 in the aggregate; and (f) errors and omissions/professional liability insurance in the amount of $2,000,000 for each occurrence and $4,000,000 in the aggregate.  Customer shall be named as an additional insured on the insurance described in clauses (e) and (f) of this Section 16.  Cirtronics shall furnish to Customer certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage, the expiration date of each policy and additional insured status no later than the Effective Date and annually thereafter.  Cirtronics may satisfy coverages amounts through a mix of primary and umbrella or excess liability insurance, and Cirtronics shall maintain any of the aforesaid insurances written on a claims made basis for at least three (3) years after its last delivery of Product under this Agreement or purchase an extending reporting privilege (sometimes called a tail) that covers such three (3) year period (or the remaining period thereof).

17.          MISCELLANEOUS

17.1          Integration Clause. This Agreement (including the Exhibits to this Agreement and any documents incorporated by reference) constitutes the entire agreement of the Parties with respect to its subject matter and supersedes all previous and contemporaneous discussions, negotiations and agreements with respect to such subject matter including the NDA.  This Agreement shall not be changed or modified except by written agreement, specifically amending, modifying and changing this Agreement, signed by an officer of Cirtronics and an authorized representative of Customer.

17.2          Order of Precedence.  All Orders, order acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto.  When interpreting this Agreement, precedence shall be given to the respective parts in the following descending order: (a) this Agreement; (b) Exhibits to this Agreement; (c) Product Quotations accepted by Customer; (d) if Orders are used to release Product, those portions of the Order that are not pre-printed and which are accepted by Cirtronics; and (e) other documents incorporated by reference herein. The Parties acknowledge that the preprinted provisions on the reverse side of any such Order, order acknowledgment, or invoice shall be deemed deleted and of no effect whatsoever.

17.3          Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed, except that either Party may, without the other Party’s consent, assign this Agreement to an affiliate of the assigning Party or to the successor pf substantially all of the business or assets of the assigning Party to which this Agreement relates; provided that the assignee shall agree in writing to be bound by the obligations of the assignor under this Agreement or be bound by such obligations by operation of law.  Assignment does not relieve the assignor of the obligations of this Agreement, and any assignment in violation of this Section 17.3 shall be null and void ab initio.  For purposes of this Agreement, “assignment” means assignment, merger, consolidation, sale of assets and change of control transactions.

17.4          Notices.  Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice shall be deemed given: (a) when delivered personally; (b) when received or refused, if mailed by registered or certified mail (return receipt requested), postage prepaid; or (c) when delivered or delivery is refused if sent by reliable express courier service with a confirmation of delivery or refusal to accept delivery, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

If to Customer:	with a copy to:

Lifeward, Inc.
200 Donald Lynch Boulevard
Marlborough, MA 01752

If to Cirtronics:	with a copy to:

Cirtronics Corporation
528 Route 13 South
Milford, NH 03055

17.5          Disputes/Choice of Law.

(a)          The Parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. If a Party determines that such attempt at resolution has failed, such Party may enforce this Agreement to the extent permitted by  applicable law.

(b)          This Agreement shall be construed in accordance with the substantive laws of the State of Delaware excluding the laws of any jurisdiction that would result in the application of the laws of any jurisdiction other than the State of Delaware and the federal laws of the United States.

17.6          Waiver.  No waiver of any term or provision of this Agreement will be valid unless such waiver is in writing signed by an authorized representative (which for Cirtronics shall be an officer of the company) of the Party against whom enforcement of the waiver is sought.  No waiver of any rights or breach of any provision of this Agreement will constitute a waiver of any other rights or breach of any other provisions, nor will it be deemed to be a general waiver of such provision by the waiving Party or to sanction any subsequent breach thereof by any other Party.

17.7          Interpretation.  Except where the context expressly requires otherwise: (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa); (b) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation” and shall not be interpreted to limit the provision to which it relates; (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”; (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; (e) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns; (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement, and not to any particular provision of this Agreement; (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement; (h) the word “notice” means notice in writing (whether or not specifically stated); (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof; and (j) the term “or” shall be interpreted in the inclusive sense commonly associated with the term “and/or.”

[INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the Effective Date by their respective duly authorized officers.

CIRTRONICS CORPORATION	LIFEWARD, INC.

By: /s/ Thomas J. Ferrin	By: /s/ Michael A. Lawless

Thomas J. Ferrin	Michael A. Lawless

Chief Revenue Officer	Chief Financial Officer

October 8, 2024	October 8, 2024

EXHIBIT A

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